Exhibit 5.1


                                BINGHAM DANA LLP
                               150 Federal Street
                                Boston, MA 02110



                                October 8, 1999


Wave Systems Corp.
480 Pleasant Street
Lee, Massachusetts  01238

     Re:    FORM S-8 REGISTRATION STATEMENT

Ladies and Gentlemen:

     We have acted as counsel for Wave Systems Corp., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on October 8, 1999 (the "Registration Statement").

     The Registration Statement effects the registration of 435,000 shares of the Class A Common Stock, $.01 par value per share, of the Company (the "Shares"), which are to be issued by the Company pursuant to the 1997 N*Able Equity Incentive Plan (the "Plan").

     We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

     We further assume, without investigation, that all Shares issued pursuant to the Plan will be issued in accordance with the terms of such Plan and that the purchase price of each of the Shares will be at least equal to the par value of such Shares. Without prejudice to the generality of the foregoing, we assume that in connection with each award of shares of restricted stock under the Plan, the Company will require the recipient of the award upon issuance of such shares to pay a cash purchase price at least equal to the par value of such shares.

     Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware.

     Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered upon the exercise of options or grant of restricted stock awards pursuant to the Plan and against the payment of the purchase price therefor, will be validly issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                              Very truly yours,

                                              /s/ Bingham Dana LLP

                                              BINGHAM DANA LLP